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      INTERACTIVE MOTORSPORTS' REPORTS CONTINUED IMPROVEMENTS TO FINANCIALS

         INDIANAPOLIS (August 17, 2004) - Interactive Motorsports and Entertainment Corporation reported yesterday in its 10-QSB SEC filing that its revised business model has resulted in significant improvements to its financials for the mid year, and management believes the second half of the year will result in profitability benefiting from the recent mall lease assignments. The announcement came from William R. Donaldson, Chairman and CEO of Interactive Motorsports and Entertainment Corp. (OTCBB:IMTS).
         For the six months ended June 30, 2004, the net loss declined by 38.9% over the same period in 2003. Log on to www.sec.gov for the full report.
         As of July 31, 5 of the targeted 7 mall store assignments to Checker Flag Lightning have taken place, and a sixth store is being moved to an improved revenue share location with Checker Flag Lightning. The company also completed its first simulator sales in July, and has orders for many more.
         "The mid year financial results demonstrate to us our revised business model is working, and we look forward to the results from the second half of the year as those results should benefit even more from the reduced occupancy costs and labor costs associated with the successful mall lease assignments made from May through July," said Donaldson. "As we indicated in our filing, the preliminary July financials give management a high level of confidence in reconfirming that the lease assignments will result in positive EBITDA for the company."

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For more information on IMTS, visit www.SMSonline.com
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Forward-looking statements
Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Interactive Motorsports and Entertainment Corporation, are subject to a number of risks and uncertainties that may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, the outlook of the economy and the effect on future revenues, access to and cost of capital, uncertainty of new product development, competition, and dependence on updated technology and licenses and leases.

Contact
Steve Wagoner: InvestorRelations@SMSonline.com; (800) 766-2782
Investor Relations on the web:http://www.SMSonline.com/company/inv_rel_index.asp



                   Interactive Motorsports and Entertainment
                                   Corporation
                                  (OTCBB:IMTS)
        Corporate Office: 5624 West 73rd Street o Indianapolis, IN 46278
                     Phone: 317-295-3500 o Fax: 317-298-8924
                                www.SMSonline.com